EXHIBIT 11



                           FLEXSTEEL INDUSTRIES, INC.

                        COMPUTATION OF EARNINGS PER SHARE



                                                        YEAR ENDED JUNE 30
                                  --------------------------------------------------------------
                                     1997         1996         1995         1994         1993
                                  ----------   ----------   ----------   ----------   ----------
Primary (Note 1):
Net earnings applicable to
  common stock ................   $6,048,434   $4,502,170   $5,210,903   $6,787,163   $6,184,914
                                  ==========   ==========   ==========   ==========   ==========
Weighted Average Number of
  shares outstanding during the
  year ........................    7,024,021    7,172,299    7,178,285    7,140,144    7,090,041
                                  ==========   ==========   ==========   ==========   ==========
Earnings Per Share ............   $      .86   $      .63   $      .73   $      .95   $      .87
                                  ==========   ==========   ==========   ==========   ==========


NOTE 1-- The calculation of earnings per share for the five years ended June 30, 1997 excludes the effect of common equivalent shares resulting from outstanding stock options as the effect would not be material. The effect on 1997, 1996, 1995, 1994, and 1993 earnings per share, assuming exercise of dilutive stock options by the treasury stock method, would reduce earnings per share by less than 3% (1997, $6,048,434 / 7,057,216 shares = $.857 or .5%; 1996, $4,502,170 / 7,188,908 shares = $.626 or
         .0%; 1995, $5,210,903 / 7,178,285 shares = $.726 or .0%; 1994,
         $6,787,163 / 7,170,070 share = $.947 or .4%; 1993, $6,184,914 /
         7,137,694 shares = $.867 or .6%).